CHEMTURA CORPORATION

SUPPLEMENTAL SAVINGS PLAN

Effective January 1, 2005

As amended and restated January 1, 2009

TABLE OF CONTENTS

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-ii-

PREAMBLE

Previously, Chemtura Corporation (the “Corporation”) established the Crompton Corporation Benefit Equalization Plan (“BEP”) as a nonqualified defined contribution restoration plan.

The purpose of this Plan is twofold:

(a)
to provide Eligible Employees with an opportunity to defer compensation and benefits substantially equivalent to those they would have been able to defer under the Qualified Plans of the Corporation in which they participate, in the absence of certain limitations on contributions and benefits which are imposed by the Code; and

(b)	to obtain the tax benefits available under Section 409A of the Code.

It is intended that funds accumulated under this Plan will be used to provide benefits payable to a Participant upon his or her retirement, death, disability, or termination of employment.

Accounts under the Plan are intended to be invested under a Rabbi Trust, the corpus of which is available to the Corporation’s creditors in the event of bankruptcy.

The Plan is hereby effective January 1, 2005.

ARTICLE I

DEFINITIONS

The following words and phrases when in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:

1.1
“Account” means the credit balance of a Participant under the Plan represented by his or her 401(k) Contribution Account, Matching Contribution Account, and Bonus Deferrals Account, if applicable, and investment earnings and losses credited to each under the terms of the Plan.

1.2
“Beneficiary” means the person or persons designated by the Participant or former Participant to receive benefits under this Plan in the event of the Participant’s death. If the Participant does not designate a Beneficiary under this Plan, the Beneficiary shall be the beneficiary designated by the Participant under the Qualified Plans.

1.3	“Board” or “Board of Directors” means the Board of Directors of Chemtura Corporation or of a Participating Employer, as the text shall indicate.

1.4	“Bonus Deferral” means a deferral of a Participant’s Bonus made by a Participant pursuant to Section 3.2 of the Plan.

1.5	“Bonus Deferrals Account” means a Participant’s interest in the Plan attributable to Bonus Deferrals.

1.6	“CESP” means the Chemtura Corporation Employee Savings Plan, as amended from time to time.

1.7	“Change in Control” means the occurrence of any of the following:

(a)
 A third person, including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the trustee of a Corporation employee benefit plan, becomes the beneficial owner, directly or indirectly, of 50 percent or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation;

(b)
 During any period of 24 consecutive months individuals who, at the beginning of such consecutive 24-month period, constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason (other than retirement upon reaching retirement age, Disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three-quarters of the directors who at the time of such election or nomination for election comprise the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Board, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act as in effect on January 23, 2000) shall be, for purposes of this Plan, considered a member of the Incumbent Board; or

(c)	The sale of all or substantially all of the assets of the Corporation.

Notwithstanding anything in the Plan to the contrary, for purposes of the distribution of amounts upon a Change in Control, a Change in Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” of Chemtura under Section 409A of the Code and the rulings and regulations thereunder.

1.8
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any regulations or other guidance issued thereunder. Reference to any section of the Code shall include any successor provision thereto.

1.9	“Committee” means the committee designated by the Corporation to administer the Plan in accordance with Article 7 of this Plan.

1.10
“Compensation” means the annual compensation that would otherwise be recognized under the CESP for salary deferral purposes without regard to the limit on pensionable compensation under Code Section 401(a)(17).

1.11	“Disability” means the date the Participant becomes “disabled” within the meaning of Section 409A of the Code.

1.12	“Corporation” means Chemtura Corporation, a Delaware corporation, or its successor or successors.

1.13	“Effective Date” means January 1, 2005.

1.14	“Eligible Employee” means an employee who is included in the eligible class described in Section 2.1.

1.15
“Key Employee” means. means a “specified employee” as determined by the Committee or its delegate as of the specified employee identification date for purposes of Section 409A of the Code.  The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code, the “specified employee” requirements of Section 409A of the Code, and applicable regulations.

1.16	“Matching Contributions” means a credit made on behalf of a Participant as described in Section 4.1.

1.17	“Matching Contributions Account” means the Participant’s interest in the Plan attributable to Matching Contributions.

1.18
“Participant” means an Eligible Employee who is participating in the Plan pursuant to Section 2.3.  In the case of a Participant’s incompetence, the term Participant shall include an individual with a duly authorized power of attorney or, in the absence of a duly authorized power of attorney, the Participant’s personal representative or guardian.

1.19	“Participating Employer” means the Corporation or any subsidiary which has been authorized by the Board of Directors of the Corporation to participate in the Plan and has elected to do so.

1.20	“Plan” means the Chemtura Corporation Supplemental Savings Plan as set forth in this document and as amended from time to time.

1.21	“Plan Year” means each calendar year.

1.22	“Qualified Plans” means the CESP only.

1.23
“Rabbi Trust” means a trust established by the Corporation for the accumulation and investment of 401(k) Contributions, Matching Contributions, and Bonus Deferrals, the terms of which are governed by a separate trust agreement.

1.24	“Separation from Service” means a Participant’s separation from service with the Corporation within the meaning of Section 409A of the Code.

1.25	“Valuation Date” means each business day, or such other dates established by the Committee.

1.26	“401(k) Contribution” means a salary reduction contribution made on behalf of a Participant pursuant to Section 3.1.

1.27	“401(k) Contribution Account” means a Participant’s interest in the Plan attributable to 401(k) Contributions.

1.28	“401(k) Limitation” means the annual limit imposed by Section 402(g) of the Code on contributions which may be made by a Participant under the CESP.

ARTICLE 2

PARTICIPATION

2.1	Eligible Class.

Each of the persons listed on Attachment A hereto and any other persons designated by the Employee Benefits Committee of the Corporation shall be an Eligible Employee.

2.2	Commencement of Participation. Each Eligible Employee shall become a Participant during the pay period coinciding with or next following the later of:

(a)	the date such Participant first meets the requirements of Section 2.1; or

(b)	the date on which such Participant has a valid Compensation deferral election in effect pursuant to Section 3.1 or 3.2.

2.3	Participation.

(a)
Active participation shall end on the earlier of: (i) the Participant’s termination of employment, or (ii) the date on which the Participant has no Compensation deferral election in effect under Section 3.1 or 3.2.

(b)
Each Participant who does not have a Compensation deferral election in effect for a given calendar year pursuant to Section 3.1 or 3.2, but who has an Account which is not fully distributed, shall be an inactive Participant until his or her Account is fully distributed.

ARTICLE 3

PARTICIPANT CONTRIBUTIONS AND MAXIMUM AMOUNTS

3.1	401(k) Contributions. A Participant may authorize a Participating Employer to defer a portion of his or her Compensation to the Plan under the rules and procedures established under this Article 3.

Such Compensation deferral shall be known as a 401(k) Contribution. 401(k) Contributions are intended to be invested under the Rabbi Trust and shall remain part of the general assets of the Corporation.

Persons eligible under this Section 3.1 to make 401(k) Contributions may elect to defer up to the maximum percentage of Compensation specified in the CESP for the applicable Plan Year; provided that, in order to defer Compensation pursuant to the Plan, as of the date immediately preceding the applicable Plan Year, the Participant must have elected to defer a percentage of the Participant’s compensation under the CESP which results in employee deferrals under the CESP up to the 401(k) Limitation for the applicable Plan Year, and for all purposes of the Plan, the Participant will be deemed to continue to defer amounts under the CESP at such rate, irrespective of whether the Participant changes such election under the CESP during the applicable Plan Year, to the extent permitted by the CESP.

(a)
Written election of a 401(k) Contribution must be executed and filed with the Committee by a date set by the Committee, but in any event prior to the first day of the applicable Plan Year, provided, however, that for the initial year in which the Eligible Employee may participate in the Plan, such election must be made within 30 days after the Eligible Employee is first eligible to participate in the Plan and will only apply to amounts earned after the deferral election is made. Once executed and delivered to the Committee, a deferral election is irrevocable and must remain in effect for the entire Plan Year.  Each Plan Year, a Participant must complete and file with the Committee a new deferral election form by the date set by the Committee, but in any event prior to the first day of the Plan Year in which such deferral form will become effective.

(b)
 The Committee may establish other rules and procedures which shall govern the election of 401(k) Contributions under this Section. Such rules and procedures shall be binding upon all Participants and shall be in accordance with Section 409A of the Code.

3.2
Bonus Deferral.  A Participant may irrevocably elect to defer all or any portion of his or her annual bonus to the Plan under the rules and procedures established under Section 3.1; provided that such election is executed and filed with the Committee by a date set by the Committee, but in any event prior to the first day of the Plan Year in which such bonus will be earned.  Such deferral shall be referred to as a Bonus Deferral. Bonus Deferrals are intended to be invested under the Rabbi Trust and shall be part of the general assets of the Corporation.

3.3
Change in Compensation.  In the event of a change in the Compensation of a Participant, the percentage of Compensation that such Participant has authorized as a 401(k) Contribution shall be applied as soon as practicable to such changed Compensation without action by the Participant.

3.4
Cessation of Contributions.  In the case of a hardship withdrawal to the Participant under the CESP pursuant to Treas. Reg. §1.401(k)-1(d)(3), to the extent permitted under Section 409A of the Code, 401(k) Contributions and Bonus Deferrals hereunder shall as soon as practicable, but no later than 60 days, following such withdrawal automatically cease for the Plan Year in which such hardship withdrawal occurs.  Such Participant shall not be eligible to make any future 401(k) Contributions or Bonus Deferrals for the Plan Year in which the hardship withdrawal occurs.  With respect to any future Plan Year, to the extent eligible under Section 2.1, the Participant may elect to make 401(k) Contributions and Bonus Deferrals in accordance with Sections 3.1 and 3.2.

3.5
Participant Contributions.  As soon as administratively practicable following the end of each payroll period during which the Participant has a deferral election in effect pursuant to Section 3.1 and Section 3.2, the elected amount of 401(k) Contributions and/or Bonus Deferrals, as applicable, will be deferred from the Participant’s Compensation and credited to such Participant’s 401(k) Account or Bonus Deferral Account, as applicable; provided however, that no amounts shall be deferred and credited to a Participant's 401(k) Account or Bonus Deferral Account until the date on which the Participant would no longer be eligible to defer all or any portion of employee elective deferral amounts under the CESP on account of the 401(k) Limitation, calculated assuming that the Participant's employee deferral election under the CESP as of the date immediately preceding the first day of the applicable Plan Year continued for the entire Plan Year.  On the next Valuation Date, such amounts shall be deemed to be invested in accordance with the Participant’s election under Section 5.1.

ARTICLE 4

MATCHING CONTRIBUTIONS

4.1
Matching Contributions.  Beginning with the first payroll period in which the Participant would no longer be eligible to defer all or any portion of employee elective deferral amounts under the CESP on account of the 401(k) Limitation, calculated assuming that the Participant’s employee deferral election under the CESP as of the date immediately preceding the first day of the applicable Plan Year continued for the entire Plan Year, the Participant shall receive a Matching Contribution.  The Matching Contribution shall be an amount equal to 100% of the Participant’s 401(k) Contribution and Bonus Deferral for each applicable payroll period, up to 6% of the Participant’s Compensation for each applicable payroll period.

4.2
Crediting Matching Contributions.  A Participant’s Matching Contributions shall be credited to the Participant’s Matching Contributions Account as soon as practicable following the applicable payroll period.  On the next Valuation Date, such amounts will be deemed invested in accordance with the Participant’s election under Section 5. 1.

ARTICLE 5

INVESTMENT, VALUATION AND DISTRIBUTION OF ACCOUNTS

5.1
Investment of Accounts.  A Participant’s Account shall be deemed to be invested at the Participant’s election in 1% increments in one or more investment funds offered under the Plan. The terms, conditions and procedures under which a Participant may elect to invest his or her Account hereunder shall be specified by the Committee, in its sole discretion, from time to time; provided that any such terms, conditions, and procedures shall be in accordance with Section 409A of the Code.  Investment income or losses credited to such Account shall reflect the actual experience of the funds in which the Participant’s Account is deemed to be invested.  In the event that the Participant has not executed a valid election with respect to the investment of the Participant’s Accounts, the contributions made by or on behalf of any Participant pursuant to this Plan shall be credited to the default investment fund designated by the Committee for this purpose, which shall generally be the fund with the least investment risk.  Notwithstanding that the rates of return credited to a Participant’s Account are based upon the actual performance of the investment funds designated by the Participant, the Corporation shall not be obligated to invest any amounts deferred under the Plan, or any other amounts, in such investment funds.  The Plan shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any distributions hereunder.

5.2	Valuation of Accounts. A Participant’s Account shall be valued as of each Valuation Date under procedures established by the Committee and in accordance with Section 409A of the Code.

5.3
Distribution of Accounts.  A Participant’s vested Account shall only be distributable to the Participant (or his or her Beneficiary in the case of the Participant’s death) in cash after the Participant’s death, Disability, or Separation from Service.  A Participant’s deferral election made pursuant to Sections 3.1 and 3.2 shall designate, in writing, the form of payment for vested amounts credited to his or her Account (including any Matching Contributions, if applicable).  Unless subsequently deferred in accordance with Section 5.4, payment shall be made within 30 days following the earlier of: Separation from Service (subject to Section 10.1(b)), death, or Disability and shall be in the form elected by the Participant.  Forms of payment available under the Plan are:

(a)	A lump sum;

(b)	5 substantially equal annual installments; and

(c)	10 substantially equal annual installments.

If a Participant does not designate a form of payment in his deferral election made pursuant to Sections 3.1 and 3.2, the Participant shall be deemed to have elected a lump sum distribution.  Except as provided in Section 5.4, the election as to form of payment cannot be subsequently changed.

5.4
Subsequent Election.  A Participant may change the time and/or form of a distribution previously designated in his deferral election form executed pursuant to Sections 3.1 and 3.2 for a particular Plan Year by filing an amended deferral election form with the Committee in accordance with the requirements of this Section 5.4.  Specifically, to change the time and/or form of a distribution, the amended deferral election form applicable to such distribution must satisfy the following:

(a)	the amended deferral election form will not become effective for the 12-month period after the date on which the amended deferral election form is filed with the Committee;

(b)	the distribution cannot commence for a period that is not less than 5 years from the date such payment was originally scheduled to commence pursuant to the original deferral election form; and

(c)	the amendment to the deferral election form cannot be made less than 12 months prior to the date of the scheduled payment.

Except as provided in Section 5.6 below, once payment has commenced, the form of such payment shall not be modified.

5.5
Involuntary Distributions.  Notwithstanding the foregoing provisions of this Article 5, the Committee shall distribute to any Participant (or to a designated beneficiary in the event of the Participant’s death) all of the Participant’s vested Account balance in a single lump sum within 30 days following the Participant’s Separation from Service if the Participant’s Account balance does not exceed $10,000; provided that, such distribution results in the termination and liquidation of the entirety of the Participant’s interest in the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2).

5.6	Change in Control. Within 90 days following a Change in Control, all amounts held in the Accounts of Participants in the Plan shall be distributed to such Participants in a lump sum.

ARTICLE 6

VESTING

Subject to Article 9, a Participant has a nonforfeitable interest in his or her Account, except the Matching Contribution Account, under this Plan at all times. A Participant shall have a vested interest in the Matching Contribution Account in the same percentage as set forth in the CESP applicable to matching contributions.

ARTICLE 7

ADMINISTRATION

This Plan shall be administered by the Corporation through the Committee in a manner consistent with the administration of the CESP as set forth in the CESP, except as specifically provided herein; provided that, the Plan shall at all times be administered in accordance with Section 409A of the Code.

The Committee shall have full discretion to interpret and administer this Plan and its decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties. .

A person who believes that he is being denied a benefit to which he is entitled under the Plan may file a written claim for such benefit which will be governed by the claims procedures set forth in the CESP.

ARTICLE 8

FUNDING

This Plan will be unfunded. Benefits under this Plan will be paid from the general assets of the Participating Employers and from Corporation-held assets held in the Rabbi Trust.  The rights of a Participant or Beneficiary shall be those of an unsecured creditor of the Corporation and the Participating Employers.

ARTICLE 9

AMENDMENT AND TERMINATION

The Corporation reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at any time by action of its Board or the Board’s duly appointed delegate. No amendment shall reduce amounts credited to a Participant’s Account under this Plan as of the amendment date, except to the extent that the Participant agrees in writing to such reduction.  No such termination shall accelerate the payment of amounts under the Plan.

ARTICLE 10

GENERAL PROVISIONS

10.1	Section 409A.

(a)
The Plan is intended to comply with the applicable requirements of Section 409A of the Code and related guidance, and shall be administered in accordance with Section 409A of the Code to the extent Section 409A of the Code applies to the Plan.  Notwithstanding anything in the Plan to the contrary, elections to defer amounts to the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by Section 409A of the Code.  To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  Other than through valid deferral election form or an amended deferral election form, in no event shall a Participant, directly or indirectly, designate the calendar year of payment.  For avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.

(b)
Notwithstanding any provision of the Plan to the contrary, if a Participant who is a Key Employee becomes entitled to receive a distribution on account of Separation from Service, the distribution may not be made earlier than 6 months following the date of the Participant’s Separation from Service.  If distributions are delayed pursuant to Section 409A of the Code, the accumulated amounts withheld on account of Section 409A of the Code shall be paid within 15 days after the end of the six-month period.  If the Participant dies during such six-month period, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s Beneficiary within 90 days of the Participant’s death.

10.2
Withholding Taxes.  The Participating Employer may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Participating Employer is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any deferrals to, amounts credited to and benefits payable under the Plan, including, but not limited to, withholding of appropriate sums from any amount payable to the Participant (or his Beneficiary) under the Plan or otherwise payable to the Participant from other sources.  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such deferrals, credits and benefits.

10.3
Payment to Minors and Incompetents.  If any Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment will be made to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

10.4
No Contract.  This Plan shall not be deemed a contract of employment with any Participant, nor shall any provision of the Plan affect the right of the Corporation or any Participating Employer to terminate a Participant’s employment.

10.5
Use of Masculine and Feminine; Singular and Plural.  Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

10.6
Non-Alienation of Benefits.  No amount payable to, or held under the Plan for the account of, any Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the Plan for the account of, any Participant be in any manner liable for his or her debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

10.7	Governing Law. The provisions of the Plan shall be interpreted, construed, and administered in accordance with the laws of the State of Connecticut.

10.8
Captions.  The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way affect the construction of any provision of the Plan.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by its duly qualified officer as of the 23rd day of December, 2008.

CHEMTURA CORPORATION

By: ___________________________

CHEMTURA CORPORATION SUPPLEMENTAL SAVINGS PLAN

SCHEDULE A

Effective for Plan year 2009, eligibility for participation in the Supplemental Savings Plan will be limited to the position of Chief Executive Officer (CEO) and those highly compensated positions that reported to the CEO as of December 1, 2007.